Subsidiaries of Benefit Street Partners Realty Trust, Inc.

Name	Jurisdiction of Incorporation/Formation
Benefit Street Partners Realty Operating Partnership, L.P.	Delaware
BSPRT High Yield Securities, LLC	Delaware
BSPRT JPM Loan, LLC	Delaware
BSPRT GS Loan, LLC	Delaware
Benefit Street Partners Realty Trust LP, LLC	Delaware
RFT BB Loan, LLC	Delaware
Benefit Street Partners Realty Trust TRS, LLC	Delaware
RFT 2015-FL1 Seller, LLC	Delaware
RFT 2015-FL1 Holder, LLC	Delaware
RFT 2015-FL1 Issuer, Ltd.	Cayman Islands
RFT 2015-FL1 Co-Issuer, LLC	Delaware
RFT 2015-FL1 Class C, LLC	Delaware